Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2025 First Quarter Results

BATON ROUGE, LA / ACCESS Newswire / April 21, 2025 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended March 31, 2025. Investar reported net income of $6.3 million, or $0.63 per diluted common share, for the first quarter of 2025, compared to net income of $6.1 million, or $0.61 per diluted common share, for the quarter ended December 31, 2024, and net income of $4.7 million, or $0.48 per diluted common share, for the quarter ended March 31, 2024.

On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2025 were $0.64 compared to $0.65 for the fourth quarter of 2024, and $0.43 for the first quarter of 2024. Core earnings exclude certain items including, but not limited to, loss on call or sale of investment securities, net, loss (gain) on sale or disposition of fixed assets, net, loss on sale of other real estate owned, net, change in the fair value of equity securities, write down of other real estate owned, and (loss) gain on early extinguishment of subordinated debt (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am very pleased with our first quarter results as we continued to execute our strategy of consistent, quality earnings through the optimization of our balance sheet. As a result, our net interest margin improved substantially to 2.87%, a 22 basis point increase from previous quarter. We were able to significantly reduce our funding costs while growing the yield on interest-earning assets.

On the cost of funds side, we redeemed $20 million in principal amount of our subordinated debt near the end of the fourth quarter of 2024, which contributed to lower borrowing costs in the first quarter of 2025, and further optimized our deposit and short-term borrowings mix. Our decision over the past year to keep duration short on our liabilities provided us the flexibility to secure lower cost funding that was accretive to our net interest margin. We allowed higher cost time deposits to run off and replaced them with lower cost non-maturing deposits while fighting hard to maintain our noninterest bearing deposits, particularly through our treasury management offerings. Furthermore, we replaced a portion of our higher cost borrowings under the Bank Term Funding Program, which were paid off in the fourth quarter, with lower cost wholesale funding. On the interest-earning assets side, we were able to grow the yield on loans and investment securities even after the Federal Reserve cut interest rates, while progressing towards our goal of an interest rate neutral balance sheet.

Credit quality remained very solid as nonperforming loans represented only 0.27% of total loans. Additionally, we have made tremendous progress towards final resolution of the loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. During the first quarter of 2025, we recorded a $3.3 million recovery of loans previously charged off as a result of a property insurance settlement. We have just two foreclosed properties with a total cost basis of $1.7 million remaining, which we are actively marketing for sale. We look forward to closing the book on this credit.

Finally, I am optimistic about the future of Investar. Our liability sensitive balance sheet is well-positioned even if there are no further rate cuts in the near term, and even better positioned in the event of future rate cuts. Recent market volatility resulting from changes in tariff policies have added additional uncertainties, including with respect to inflation and economic forecasts. We have prepared for volatile operating environments by underwriting high quality credits that are less susceptible to effects from a potential economic downturn and de-risked the portfolio by proactively exiting credit relationships that do not fit this strategy. We are monitoring the situation closely and believe our focus on consistent, quality earnings through the optimization of our balance sheet will continue to produce positive results for Investar over time.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 34,992 shares of our common stock during the first quarter.”

First Quarter Highlights

•	Net interest margin improved 22 basis points to 2.87% for the quarter ended March 31, 2025 compared to 2.65% for the quarter ended December 31, 2024.

•	The overall cost of funds for the quarter ended March 31, 2025 decreased 27 basis points to 3.22% compared to 3.49% for the quarter ended December 31, 2024. The cost of deposits decreased 25 basis points to 3.15% for the quarter ended March 31, 2025 compared to 3.40% for the quarter ended December 31, 2024.

•	Return on average assets increased to 0.94% for the quarter ended March 31, 2025 compared to 0.88% for the quarter ended December 31, 2024. Core return on average assets improved to 0.95% for the quarter ended March 31, 2025 compared to 0.93% for the quarter ended December 31, 2024.

•	Investar recorded a $3.3 million recovery of loans previously charged off as a result of a property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida and recorded related noninterest expense of $0.2 million during the quarter ended March 31, 2025.

•	Basic and diluted earnings per common share were $0.64 and $0.63, respectively, for the quarter ended March 31, 2025. Core basic and core diluted earnings per common share, excluding the impact of the property insurance settlement and related expenses, were $0.39 and $0.38, respectively for the quarter ended March 31, 2025.

•	Consistent with our strategy of optimizing the balance sheet, total loans decreased $18.5 million, or 0.9%, to $2.11 billion at March 31, 2025, compared to $2.13 billion at December 31, 2024. As a result of our strategy and net recoveries of $3.4 million, we recognized the benefit of a $3.6 million negative provision for credit losses.

•	Credit quality strengthened with nonperforming loans improving to 0.27% of total loans at March 31, 2025 compared to 0.42% at December 31, 2024.

•	Variable-rate loans represented 32% of total loans at March 31, 2025 and December 31, 2024. During the first quarter, we originated and renewed loans, 69% of which were variable-rate loans, at a 7.6% blended interest rate.

•	Book value per common share increased to $25.63 at March 31, 2025, or 4.4%, compared to $24.55 at December 31, 2024. Tangible book value per common share increased to $21.40 at March 31, 2025, or 5.4% (21.6% annualized), compared to $20.31 at December 31, 2024.

•	Total deposits increased $1.4 million, or 0.1%, to $2.35 billion at March 31, 2025, compared to $2.35 billion at December 31, 2024. Total deposits, excluding $47.3 million of brokered demand deposits at December 31, 2024, increased $48.7 million, or 2.1%, to $2.35 billion at March 31, 2025, compared to $2.30 billion at December 31, 2024.

•	Investar’s regulatory common equity tier 1 capital ratio increased to 11.16%, or 3.0%, at March 31, 2025 compared to 10.84% at December 31, 2024.

•	Investar repurchased 34,992 shares of its common stock through its stock repurchase program during the quarter ended March 31, 2025, leaving 460,653 shares authorized for repurchase under the program at March 31, 2025.

Loans

Total loans were $2.11 billion at March 31, 2025, a decrease of $18.5 million, or 0.9%, compared to December 31, 2024, and a decrease of $73.9 million, or 3.4%, compared to March 31, 2024.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2025	12/31/2024	3/31/2024	$	%	$	%	3/31/2025	3/31/2024
Mortgage loans on real estate
Construction and development	$149,275	$154,553	$173,511	$(5,278)	(3.4)%	$(24,236)	(14.0)%	7.1%	8.0%
1-4 Family	394,735	396,815	414,480	(2,080)	(0.5)	(19,745)	(4.8)	18.7	19.0
Multifamily	103,248	84,576	105,124	18,672	22.1	(1,876)	(1.8)	4.9	4.8
Farmland	6,718	6,977	7,539	(259)	(3.7)	(821)	(10.9)	0.3	0.4
Commercial real estate
Owner-occupied	449,963	449,259	453,414	704	0.2	(3,451)	(0.8)	21.4	20.8
Nonowner-occupied	481,905	495,289	495,844	(13,384)	(2.7)	(13,939)	(2.8)	22.9	22.7
Commercial and industrial	510,765	526,928	518,969	(16,163)	(3.1)	(8,204)	(1.6)	24.2	23.8
Consumer	10,022	10,687	11,697	(665)	(6.2)	(1,675)	(14.3)	0.5	0.5
Total loans	$2,106,631	$2,125,084	$2,180,578	$(18,453)	(0.9)%	$(73,947)	(3.4)%	100%	100%

At March 31, 2025, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $960.7 million, a decrease of $15.5 million, or 1.6%, compared to $976.2 million at December 31, 2024, and a decrease of $11.7 million, or 1.2%, compared to $972.4 million at March 31, 2024. The decrease in the business lending portfolio compared to December 31, 2024 and March 31, 2024 is primarily driven by reduced utilization of credit lines, particularly on commercial and industrial relationships.

Nonowner-occupied loans totaled $481.9 million at March 31, 2025, a decrease of $13.4 million, or 2.7%, compared to $495.3 million at December 31, 2024, and a decrease of $13.9 million, or 2.8%, compared to $495.8 million at March 31, 2024. The decrease in nonowner-occupied loans compared to December 31, 2024 is primarily due to loan amortization and payoffs that aligned with our continued strategy to optimize and de-risk the mix of the portfolio. The decrease in nonowner-occupied loans compared to March 31, 2024 is primarily due to loan amortization and payoffs, partially offset by the reclassification of a $15.9 million multifamily loan to a nonowner-occupied loan and conversions of construction and development loans to nonowner-occupied loans upon completion of construction.

Construction and development loans totaled $149.3 million at March 31, 2025, a decrease of $5.3 million, or 3.4%, compared to $154.6 million at December 31, 2024, and a decrease of $24.2 million, or 14.0%, compared to $173.5 million at March 31, 2024. The decrease in construction and development loans compared to December 31, 2024 and March 31, 2024 is primarily due to conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $5.6 million, or 0.27% of total loans, at March 31, 2025, a decrease of $3.2 million compared to $8.8 million, or 0.42% of total loans, at December 31, 2024, and a decrease of $64,000 compared to $5.6 million, or 0.26% of total loans, at March 31, 2024. The decrease in nonperforming loans compared to December 31, 2024 is primarily attributable to paydowns.

The allowance for credit losses was $26.4 million, or 473.3% and 1.25% of nonperforming and total loans, respectively, at March 31, 2025, compared to $26.7 million, or 302.8% and 1.26% of nonperforming and total loans, respectively, at December 31, 2024, and $29.1 million, or 515.4% and 1.34% of nonperforming and total loans, respectively, at March 31, 2024.

Investar recorded a negative provision for credit losses of $3.6 million for the quarter ended March 31, 2025 compared to negative provisions for credit losses of $0.7 million and $1.4 million for the quarters ended December 31, 2024 and March 31, 2024, respectively. The negative provision for credit losses in the quarter ended March 31, 2025 was primarily due to net recoveries of $3.4 million, primarily due to a $3.3 million property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. The negative provision for credit losses in the quarter ended December 31, 2024 was primarily due to a decrease in total loans, aging of existing loans, and an improvement in the economic forecast. The negative provision for credit losses for the quarter ended March 31, 2024 was primarily due to a decrease in total loans, aging of existing loans, and, to a lesser extent, the completion of our annual current expected credit loss allowance model recalibration.

Deposits

Total deposits at March 31, 2025 were $2.35 billion, an increase of $1.4 million, or 0.1%, compared to $2.35 billion at December 31, 2024, and an increase of $139.5 million, or 6.3%, compared to $2.21 billion at March 31, 2024. Total deposits, excluding $47.3 million of brokered demand deposits at December 31, 2024, increased $48.7 million, or 2.1%, to $2.35 billion at March 31, 2025, compared to $2.30 billion at December 31, 2024.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2025	12/31/2024	3/31/2024	$	%	$	%	3/31/2025	3/31/2024
Noninterest-bearing demand deposits	$436,735	$432,143	$435,397	$4,592	1.1%	$1,338	0.3%	18.6%	19.7%
Interest-bearing demand deposits	569,903	554,777	502,818	15,126	2.7	67,085	13.3	24.3	22.8
Money market deposits	240,300	191,548	171,113	48,752	25.5	69,187	40.4	10.2	7.7
Brokered demand deposits	—	47,320	—	(47,320)	(100.0)	—	—	—	—
Savings deposits	136,098	134,879	132,449	1,219	0.9	3,649	2.8	5.8	6.0
Brokered time deposits	244,935	245,520	237,850	(585)	(0.2)	7,085	3.0	10.4	10.8
Time deposits	719,386	739,757	728,201	(20,371)	(2.8)	(8,815)	(1.2)	30.7	33.0
Total deposits	$2,347,357	$2,345,944	$2,207,828	$1,413	0.1%	$139,529	6.3%	100%	100%

The increase in noninterest-bearing demand deposits, interest-bearing demand deposits, money market deposits, and savings deposits at March 31, 2025 compared to December 31, 2024 is primarily the result of organic growth. Time deposits decreased at March 31, 2025 compared to December 31, 2024 primarily due to maturities of higher cost time deposits as a result of our strategy to keep duration short. Brokered time deposits were $244.9 million at March 31, 2025 compared to $245.5 million at December 31, 2024 and $237.9 million at March 31, 2024. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At March 31, 2025, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration was approximately six months with a weighted average rate of 4.78%. There were no brokered demand deposits at March 31, 2025, compared to $47.3 million at December 31, 2024 and none at March 31, 2024. Investar utilizes brokered demand deposits when pricing is more favorable than other short-term borrowings.

Stockholders’ Equity

Stockholders’ equity was $251.7 million at March 31, 2025, an increase of $10.4 million compared to December 31, 2024, and an increase of $24.7 million compared to March 31, 2024. The increase in stockholders’ equity compared to December 31, 2024 is primarily attributable to net income for the quarter and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to March 31, 2024 is primarily attributable to net income for the last twelve months and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the first quarter of 2025 totaled $18.3 million, an increase of $0.9 million, or 4.9%, compared to the fourth quarter of 2024, and an increase of $1.1 million, or 6.6%, compared to the first quarter of 2024. Total interest income was $34.4 million, $35.5 million and $35.7 million for the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively. Total interest expense was $16.1 million, $18.0 million and $18.5 million for the corresponding periods. Included in net interest income for the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024 is $9,000, $11,000, and $19,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024 are interest recoveries of $50,000, $11,000 and $21,000, respectively.

Investar’s net interest margin was 2.87% for the quarter ended March 31, 2025, compared to 2.65% for the quarter ended December 31, 2024 and 2.59% for the quarter ended March 31, 2024. The increase in net interest margin for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024 was driven by a 27 basis point decrease in the overall cost of funds and a one basis point increase in the yield on interest-earning assets. The increase in net interest margin for the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024 was driven by a 29 basis point decrease in the overall cost of funds and a one basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 5.39% for the quarter ended March 31, 2025, compared to 5.38% for the quarters ended December 31, 2024 and March 31, 2024. The increase in the yield on interest-earning assets compared to the quarter ended December 31, 2024 was primarily attributable to a one basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2024 was primarily driven by a 29 basis point increase in the yield on the investment securities portfolio, partially offset by a one basis point decrease in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 2.86% for the quarter ended March 31, 2025, compared to 2.64% for the quarter ended December 31, 2024 and 2.59% for the quarter ended March 31, 2024. The adjusted yield on interest-earning assets was 5.38% for the quarter ended March 31, 2025 compared to 5.37% and 5.38% for the quarters ended December 31, 2024 and March 31, 2024, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased 25 basis points to 3.15% for the quarter ended March 31, 2025 compared to 3.40% for the quarter ended December 31, 2024 and decreased 16 basis points compared to 3.31% for the quarter ended March 31, 2024. The decrease in the cost of deposits compared to the quarter ended December 31, 2024 resulted primarily from both a lower average balance of, and a decrease in rates paid on, time deposits and a decrease in rates paid on brokered time deposits and interest-bearing demand deposits. The decrease in the cost of deposits compared to the quarter ended March 31, 2024 resulted from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and time deposits, partially offset by a higher average balance of, and an increase in rates paid on interest-bearing demand deposits.

The cost of short-term borrowings decreased 35 basis points to 3.56% for the quarter ended March 31, 2025 compared to 3.91% for the quarter ended December 31, 2024 and decreased 110 basis points compared to 4.66% for the quarter ended March 31, 2024. Beginning in the second quarter of 2023, the Bank began utilizing the Bank Term Funding Program (“BTFP”) to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank previously utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. During the fourth quarter of 2024, the Bank repaid all of the remaining $109.0 million in borrowings under the BTFP, which had a weighted average rate of 4.76%. The decrease in the cost of short-term borrowings compared to the quarters ended December 31, 2024 and March 31, 2024 resulted primarily from a lower current rate on short-term FHLB advances compared to borrowings under the BTFP.

The overall cost of funds for the quarter ended March 31, 2025 decreased 27 basis points to 3.22% compared to 3.49% for the quarter ended December 31, 2024 and decreased 29 basis points compared to 3.51% for the quarter ended March 31, 2024. The decrease in the cost of funds for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024 resulted primarily from a decrease in the cost of deposits, both a decrease in the average balance of, and a decrease in the cost of short-term borrowings, and a decrease in the average balance of long-term debt. During the fourth quarter of 2024, Investar redeemed $20.0 million in principal amount of 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “2029 Notes”). The decrease in the cost of funds for the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024 resulted from a decrease in the cost of deposits and both a decrease in the average balance of, and a decrease in the cost of short-term borrowings, partially offset by a higher average balance of deposits.

Noninterest Income

Noninterest income for the first quarter of 2025 totaled $2.0 million, a decrease of $3.2 million, or 61.0%, compared to the fourth quarter of 2024 and a decrease of $0.7 million, or 26.8%, compared to the first quarter of 2024.

The decrease in noninterest income compared to the quarter ended December 31, 2024 is driven by $3.6 million in income from bank owned life insurance (“BOLI”) recorded in the fourth quarter of 2024 compared to $0.4 million recorded in the first quarter of 2025, a $0.2 million decrease in the change in fair value of equity securities, and a $0.2 million decrease in other operating income, partially offset by a $0.4 million decrease in loss on call or sale of investment securities. During the fourth quarter of 2024, the Bank received BOLI death benefit proceeds totaling $5.5 million and recorded $3.1 million in income from BOLI. The decrease in other operating income is primarily attributable to a $0.2 million decrease in distributions from other investments.

The decrease in noninterest income compared to the quarter ended March 31, 2024 is primarily attributable to a $0.4 million decrease in gain on sale or disposition of fixed assets, a $0.2 million decrease in the change in fair value of equity securities, and a $0.2 million decrease in other operating income. During the first quarter of 2024, Investar recorded a $0.4 million gain on sale or disposition of fixed assets as a result of the closure of one branch in the Alabama market. The decrease in other operating income is primarily attributable to a $0.1 million decrease in distributions from other investments and a $0.1 million decrease in the change in net asset value of other investments.

Noninterest Expense

Noninterest expense for the first quarter of 2025 totaled $16.2 million, an increase of $0.2 million, or 1.0%, compared to the fourth quarter of 2024, and an increase of $0.9 million, or 6.2%, compared to the first quarter of 2024.

The increase in noninterest expense for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024 was primarily driven by a $0.4 million increase in other operating expense and a $0.2 million increase in professional fees, partially offset by a $0.2 million decrease in loss on early extinguishment of subordinated debt, and a $0.2 million decrease in salaries and employee benefits. The increase in other operating expense resulted from a $0.2 million increase in collection and repossession expenses, a $0.2 million increase in branch services expense, a $0.1 million increase in Federal Deposit Insurance Corporation (“FDIC”) assessments, and a $0.1 million increase in other real estate owned expense, partially offset by a $0.2 million decrease in charitable contributions. The increase in collection and repossession expenses was primarily due to the property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. The decrease in salaries and employee benefits is primarily due to decreases in incentive-based compensation and health insurance claims. During the fourth quarter of 2024, Investar redeemed $20.0 million in principal amount of our 2029 Notes and recognized a loss on early extinguishment of subordinated debt of $0.2 million primarily consisting of unamortized deferred financing costs.

The increase in noninterest expense for the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024 was primarily driven by a $0.4 million increase in salaries and employee benefits, a $0.2 million decrease in gain on early extinguishment of subordinated debt, a $0.2 million increase in professional fees, and a $0.2 million increase in other operating expense, partially offset by a $0.1 million decrease in depreciation and amortization. The increase in salaries and employee benefits is primarily due to investment in people with an emphasis on our Texas markets to remix and strengthen our balance sheet and an increase in health insurance claims. During the first quarter of 2024, Investar repurchased $1.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2032 and recognized a gain on early extinguishment of subordinated debt of $0.2 million. The increase in other operating expense resulted from a $0.3 million increase in branch services expense, and a $0.2 million increase in collection and repossession expenses, partially offset by a $0.2 million decrease in write down of other real estate owned and a $0.1 million decrease in FDIC assessments. The increase in collection and repossession expenses was related to the property insurance settlement, discussed above. The decrease in depreciation and amortization is primarily due to the closure of one branch location in the first quarter of 2024.

Taxes

Investar recorded income tax expense of $1.4 million for the quarter ended March 31, 2025, which equates to an effective tax rate of 18.4%, compared to effective tax rates of 16.0% and 22.7% for the quarters ended December 31, 2024 and March 31, 2024, respectively. The effective tax rate for the quarter ended December 31, 2024 reflects the impact of nontaxable income from BOLI of $3.1 million upon receipt of death benefit proceeds. During the quarter ended March 31, 2024, Investar surrendered approximately $8.4 million of BOLI and reinvested the proceeds in higher yielding policies. As a result of the restructuring, Investar incurred a $0.3 million income tax expense during the quarter ended March 31, 2024. The restructuring had an expected earn-back period of just over one year. Excluding the effect of the BOLI surrender, the effective tax rate for the quarter ended March 31, 2024 was approximately 18.0%.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.64 and $0.63, respectively, for the quarter ended March 31, 2025, compared to basic and diluted earnings per common share of $0.62 and $0.61, respectively, for the quarter ended December 31, 2024, and basic and diluted earnings per common share of $0.48 for the quarter ended March 31, 2024.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2025, the Bank had 329 full-time equivalent employees and total assets of $2.7 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including heightened uncertainties resulting from recent changing trade and tariff policies that could have an adverse impact on inflation and economic growth at least in the near term;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our near-term strategy to pivot from primarily a growth strategy to a strategy primarily focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2025	12/31/2024	3/31/2024	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$34,434	$35,505	$35,722	(3.0)%	(3.6)%
Total interest expense	16,089	18,022	18,506	(10.7)	(13.1)
Net interest income	18,345	17,483	17,216	4.9	6.6
Provision for credit losses	(3,596)	(701)	(1,419)	(413.0)	(153.4)
Total noninterest income	2,011	5,163	2,748	(61.0)	(26.8)
Total noninterest expense	16,238	16,079	15,296	1.0	6.2
Income before income tax expense	7,714	7,268	6,087	6.1	26.7
Income tax expense	1,421	1,161	1,380	22.4	3.0
Net income	$6,293	$6,107	$4,707	3.0	33.7

AVERAGE BALANCE SHEET DATA
Total assets	$2,725,800	$2,763,734	$2,802,192	(1.4)%	(2.7)%
Total interest-earning assets	2,590,740	2,626,533	2,669,553	(1.4)	(3.0)
Total loans	2,108,904	2,129,388	2,195,496	(1.0)	(3.9)
Total interest-bearing deposits	1,887,715	1,881,297	1,805,569	0.3	4.5
Total interest-bearing liabilities	2,023,808	2,054,561	2,118,746	(1.5)	(4.5)
Total deposits	2,317,795	2,315,730	2,233,704	0.1	3.8
Total stockholders’ equity	247,565	247,230	228,690	0.1	8.3

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.64	$0.62	$0.48	3.2%	33.3%
Diluted earnings per common share	0.63	0.61	0.48	3.3	31.3
Core Earnings(1):
Core basic earnings per common share(1)	0.65	0.66	0.44	(1.5)	47.7
Core diluted earnings per common share(1)	0.64	0.65	0.43	(1.5)	48.8
Book value per common share	25.63	24.55	23.21	4.4	10.4
Tangible book value per common share(1)	21.40	20.31	18.90	5.4	13.2
Common shares outstanding	9,821,446	9,828,413	9,781,946	(0.1)	0.4
Weighted average common shares outstanding - basic	9,832,625	9,828,146	9,769,626	0.0	0.6
Weighted average common shares outstanding - diluted	9,960,940	9,993,790	9,866,973	(0.3)	1.0

PERFORMANCE RATIOS
Return on average assets	0.94%	0.88%	0.68%	6.8%	38.2%
Core return on average assets(1)	0.95	0.93	0.61	2.2	55.7
Return on average equity	10.31	9.83	8.28	4.9	24.5
Core return on average equity(1)	10.41	10.40	7.52	0.1	38.4
Net interest margin	2.87	2.65	2.59	8.3	10.8
Net interest income to average assets	2.73	2.52	2.47	8.3	10.5
Noninterest expense to average assets	2.42	2.31	2.20	4.8	10.0
Efficiency ratio(2)	79.77	71.00	76.62	12.3	4.1
Core efficiency ratio(1)	79.49	69.41	78.81	14.5	0.9
Dividend payout ratio	16.41	16.94	20.83	(3.1)	(21.2)
Net (recoveries) charge-offs to average loans	(0.16)	0.04	—	(500.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	3/31/2025	12/31/2024	3/31/2024	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.43%	0.52%	0.36%	(17.3)%	19.4%
Nonperforming loans to total loans	0.27	0.42	0.26	(35.7)	3.8
Allowance for credit losses to total loans	1.25	1.26	1.34	(0.8)	(6.7)
Allowance for credit losses to nonperforming loans	473.31	302.77	515.36	56.3	(8.2)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	9.22%	8.86%	8.14%	4.1%	13.3%
Tangible equity to tangible assets(1)	7.82	7.44	6.73	5.0	16.1
Tier 1 leverage capital	9.56	9.27	8.62	3.1	10.9
Common equity tier 1 capital(2)	11.16	10.84	9.79	3.0	14.0
Tier 1 capital(2)	11.57	11.25	10.18	2.8	13.7
Total capital(2)	13.46	13.13	13.21	2.5	1.9
Investar Bank:
Tier 1 leverage capital	10.03	9.70	10.01	3.4	0.2
Common equity tier 1 capital(2)	12.14	11.77	11.83	3.1	2.6
Tier 1 capital(2)	12.14	11.77	11.83	3.1	2.6
Total capital(2)	13.29	12.92	13.04	2.9	1.9

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2025.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2025	December 31, 2024	March 31, 2024
ASSETS
Cash and due from banks	$26,279	$26,623	$18,083
Interest-bearing balances due from other banks	17,243	1,299	23,762
Cash and cash equivalents	43,522	27,922	41,845

Available for sale securities at fair value (amortized cost of $400,211, $392,564, and $415,546, respectively)	345,728	331,121	353,340
Held to maturity securities at amortized cost (estimated fair value of $42,720, $42,144, and $18,148, respectively)	42,268	42,687	17,755
Loans	2,106,631	2,125,084	2,180,578
Less: allowance for credit losses	(26,435)	(26,721)	(29,114)
Loans, net	2,080,196	2,098,363	2,151,464
Equity securities at fair value	2,517	2,593	2,260
Nonmarketable equity securities	14,297	16,502	12,723
Bank premises and equipment, net of accumulated depreciation of $22,259, $21,853, and $20,038, respectively	40,350	40,705	42,659
Other real estate owned, net	6,169	5,218	4,247
Accrued interest receivable	15,264	14,423	15,047
Deferred tax asset	15,646	17,120	17,779
Goodwill and other intangible assets, net	41,558	41,696	42,154
Bank owned life insurance	60,151	59,703	60,745
Other assets	22,236	24,759	25,688
Total assets	$2,729,902	$2,722,812	$2,787,706

LIABILITIES
Deposits
Noninterest-bearing	$436,735	$432,143	$435,397
Interest-bearing	1,910,622	1,913,801	1,772,431
Total deposits	2,347,357	2,345,944	2,207,828
Advances from Federal Home Loan Bank	60,000	67,215	23,500
Borrowings under Bank Term Funding Program	—	—	229,000
Repurchase agreements	11,302	8,376	7,850
Subordinated debt, net of unamortized issuance costs	16,707	16,697	43,363
Junior subordinated debt	8,758	8,733	8,657
Accrued taxes and other liabilities	34,041	34,551	40,503
Total liabilities	2,478,165	2,481,516	2,560,701

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,821,446, 9,828,413, and 9,781,946 shares issued and outstanding, respectively	9,821	9,828	9,782
Surplus	146,598	146,890	145,739
Retained earnings	138,197	132,935	120,441
Accumulated other comprehensive loss	(42,879)	(48,357)	(48,957)
Total stockholders’ equity	251,737	241,296	227,005
Total liabilities and stockholders’ equity	$2,729,902	$2,722,812	$2,787,706

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
INTEREST INCOME
Interest and fees on loans	$30,552	$31,438	$32,135
Interest on investment securities
Taxable	2,679	2,709	2,817
Tax-exempt	671	569	238
Other interest income	532	789	532
Total interest income	34,434	35,505	35,722

INTEREST EXPENSE
Interest on deposits	14,640	16,071	14,845
Interest on borrowings	1,449	1,951	3,661
Total interest expense	16,089	18,022	18,506
Net interest income	18,345	17,483	17,216

Provision for credit losses	(3,596)	(701)	(1,419)
Net interest income after provision for credit losses	21,941	18,184	18,635

NONINTEREST INCOME
Service charges on deposit accounts	795	804	810
Loss on call or sale of investment securities, net	—	(371)	—
(Loss) gain on sale or disposition of fixed assets, net	(3)	—	427
Loss on sale of other real estate owned, net	—	(25)	—
Interchange fees	390	407	395
Income from bank owned life insurance	448	3,576	388
Change in the fair value of equity securities	(76)	159	80
Other operating income	457	613	648
Total noninterest income	2,011	5,163	2,748
Income before noninterest expense	23,952	23,347	21,383

NONINTEREST EXPENSE
Depreciation and amortization	721	736	812
Salaries and employee benefits	9,603	9,792	9,248
Occupancy	641	647	581
Data processing	897	901	937
Marketing	111	136	41
Professional fees	591	434	419
Loss (gain) on early extinguishment of subordinated debt	—	210	(215)
Other operating expenses	3,674	3,223	3,473
Total noninterest expense	16,238	16,079	15,296
Income before income tax expense	7,714	7,268	6,087
Income tax expense	1,421	1,161	1,380
Net income	$6,293	$6,107	$4,707

EARNINGS PER SHARE
Basic earnings per share	$0.64	$0.62	$0.48
Diluted earnings per share	0.63	0.61	0.48
Cash dividends declared per common share	0.105	0.105	0.10

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,108,904	$30,552	5.88%	$2,129,388	$31,438	5.87%	$2,195,496	$32,135	5.89%
Securities:
Taxable	387,538	2,679	2.80	389,170	2,709	2.77	410,761	2,817	2.76
Tax-exempt	50,761	671	5.36	44,544	569	5.08	26,963	238	3.55
Interest-bearing balances with banks	43,537	532	4.95	63,431	789	4.95	36,333	532	5.89
Total interest-earning assets	2,590,740	34,434	5.39	2,626,533	35,505	5.38	2,669,553	35,722	5.38
Cash and due from banks	26,126			25,222			26,246
Intangible assets	41,630			41,775			42,243
Other assets	93,989			98,057			94,311
Allowance for credit losses	(26,685)			(27,853)			(30,161)
Total assets	$2,725,800			$2,763,734			$2,802,192

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$771,623	$4,079	2.14%	$753,477	$4,342	2.29%	$680,548	$3,166	1.87%
Brokered demand deposits	8,512	94	4.46	1,312	15	4.43	—	—	—
Savings deposits	134,142	351	1.06	130,896	371	1.13	134,853	339	1.01
Brokered time deposits	252,276	3,033	4.88	246,104	3,103	5.02	255,694	3,314	5.21
Time deposits	721,162	7,083	3.98	749,508	8,240	4.37	734,474	8,026	4.39
Total interest-bearing deposits	1,887,715	14,640	3.15	1,881,297	16,071	3.40	1,805,569	14,845	3.31
Short-term borrowings	50,641	445	3.56	68,237	671	3.91	236,826	2,745	4.66
Long-term debt	85,452	1,004	4.77	105,027	1,280	4.85	76,351	916	4.83
Total interest-bearing liabilities	2,023,808	16,089	3.22	2,054,561	18,022	3.49	2,118,746	18,506	3.51
Noninterest-bearing deposits	430,080			434,433			428,135
Other liabilities	24,347			27,510			26,621
Stockholders’ equity	247,565			247,230			228,690
Total liability and stockholders’ equity	$2,725,800			$2,763,734			$2,802,192
Net interest income/net interest margin		$18,345	2.87%		$17,483	2.65%		$17,216	2.59%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,108,904	$30,552	5.88%	$2,129,388	$31,438	5.87%	$2,195,496	$32,135	5.89%
Adjustments:
Interest recoveries		50			11			21
Accretion		9			11			19
Adjusted loans	2,108,904	30,493	5.86	2,129,388	31,416	5.87	2,195,496	32,095	5.88
Securities:
Taxable	387,538	2,679	2.80	389,170	2,709	2.77	410,761	2,817	2.76
Tax-exempt	50,761	671	5.36	44,544	569	5.08	26,963	238	3.55
Interest-bearing balances with banks	43,537	532	4.95	63,431	789	4.95	36,333	532	5.89
Adjusted interest-earning assets	2,590,740	34,375	5.38	2,626,533	35,483	5.37	2,669,553	35,682	5.38

Total interest-bearing liabilities	2,023,808	16,089	3.22	2,054,561	18,022	3.49	2,118,746	18,506	3.51

Adjusted net interest income/adjusted net interest margin		$18,286	2.86%		$17,461	2.64%		$17,176	2.59%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2025	December 31, 2024	March 31, 2024
Tangible common equity
Total stockholders’ equity	$251,737	$241,296	$227,005
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,370	1,508	1,966
Trademark intangible	100	100	100
Tangible common equity	$210,179	$199,600	$184,851

Tangible assets
Total assets	$2,729,902	$2,722,812	$2,787,706
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,370	1,508	1,966
Trademark intangible	100	100	100
Tangible assets	$2,688,344	$2,681,116	$2,745,552

Common shares outstanding	9,821,446	9,828,413	9,781,946
Tangible equity to tangible assets	7.82%	7.44%	6.73%
Book value per common share	$25.63	$24.55	$23.21
Tangible book value per common share	21.40	20.31	18.90

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		3/31/2025	12/31/2024	3/31/2024
Net interest income	(a)	$18,345	$17,483	$17,216
Provision for credit losses(1)		(3,596)	(701)	(1,419)
Net interest income after provision for credit losses(1)		21,941	18,184	18,635

Noninterest income	(b)	2,011	5,163	2,748
Loss on call or sale of investment securities, net		—	371	—
Loss (gain) on sale or disposition of fixed assets, net		3	—	(427)
Loss on sale of other real estate owned, net		—	25	—
Change in the fair value of equity securities		76	(159)	(80)
Change in the net asset value of other investments(2)		(6)	(25)	(70)
Core noninterest income(3)	(d)	2,084	5,375	2,171

Core earnings before noninterest expense(1)(3)		24,025	23,559	20,806

Total noninterest expense	(c)	16,238	16,079	15,296
Write down of other real estate owned(4)		—	—	(233)
(Loss) gain on early extinguishment of subordinated debt		—	(210)	215
Severance(5)		—	(4)	—
Core noninterest expense(1)	(f)	16,238	15,865	15,278

Core earnings before income tax expense		7,787	7,694	5,528
Core income tax expense(6)		1,433	1,231	1,255
Core earnings(1)(3)		$6,354	$6,463	$4,273

Core basic earnings per common share(1)(3)		0.65	0.66	0.44

Diluted earnings per common share (GAAP)		$0.63	$0.61	$0.48
Loss on call or sale of investment securities, net		—	0.03	—
Loss (gain) on sale or disposition of fixed assets, net		—	—	(0.03)
Loss on sale of other real estate owned, net		—	—	—
Change in the fair value of equity securities		0.01	(0.01)	(0.01)
Change in the net asset value of other investments(2)		—	—	(0.01)
Write down of other real estate owned(4)		—	—	0.02
Loss (gain) on early extinguishment of subordinated debt		—	0.02	(0.02)
Severance(5)		—	—	—
Core diluted earnings per common share(1)(3)		$0.64	$0.65	$0.43

Efficiency ratio	(c) / (a+b)	79.77%	71.00%	76.62%
Core efficiency ratio(1)(3)	(f) / (a+d)	79.49	69.41	78.81
Core return on average assets(1)(3)(7)		0.95	0.93	0.61
Core return on average equity(1)(3)(7)		10.41	10.40	7.52
Total average assets		$2,725,800	$2,763,734	$2,802,192
Total average stockholders’ equity		247,565	247,230	228,690

(1)	Provision for credit losses, net interest income after provision for credit losses, core earnings before noninterest expense, core noninterest expense, core earnings before income tax expense and core earnings include a $3.3 million recovery of loans previously charged off due to a property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida and $0.2 million in related noninterest expense recorded during the quarter ended March 31, 2025. Excluding the $3.1 million favorable impact on pre-tax net income, core basic earnings per share, core diluted earnings per share, core efficiency ratio, core return on average assets, and core return on average equity are $0.39, $0.38, 78.53%, 0.57%, and 6.25%, respectively, for the quarter ended March 31, 2025.
(2)

Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.

(3)

Core noninterest income, core earnings before noninterest expense, core earnings before income tax expense and core earnings include $3.1 million in nontaxable noninterest income from BOLI death benefit proceeds recorded during the quarter ended December 31, 2024. Excluding this income, core basic earnings per share, core diluted earnings per share, core efficiency ratio, core return on average assets, and core return on average equity are $0.39, $0.39, 80.35%, 0.55%, and 6.19%, respectively, for the quarter ended December 31, 2024.

(4)

Adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expense in the accompanying consolidated statements of income.

(5)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(6)	Core income tax expense is calculated using the effective tax rates of 18.4%, 16.0% and 22.7% for the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(7)	Core earnings used in calculation. No adjustments were made to average assets or average equity.